Exhibit 99.1
For further information, contact:
Danial J. Tierney, Executive Vice President
Office: (503) 943-2679
Fax: (503) 251-5473 / E-mail: dantierney@trm.com
TRM Corporation Reports First Quarter 2006 Financial Results
PORTLAND, Oregon, May 4, 2006 — TRM Corporation (NASDAQ: TRMM) today reported financial results for the first quarter ended March 31, 2006.
During Q1 2006, gross sales decreased 3% sequentially to $53.0 million from $54.5 million in Q4 2005 and 10% from $58.8 million in Q1 2005. Consolidated net sales were $28.9 million, an 8% increase from $26.8 million in Q4 2005, and a 13% decrease from $33.4 million in the prior year period. The year over year decrease in gross and net sales reflects a net decline in unit count and cash withdrawals associated with attrition in the ACI ATM portfolio that the Company acquired from eFunds Corporation in November 2004, as well as declining revenues from the Company’s photocopy business.
Q1 2006 adjusted EBITDA was $5.4 million, a sequential improvement from adjusted EBITDA of negative $6.4 million in Q4 2005, and compares to Q1 2005 adjusted EBITDA of $11.2 million (see Attachment 3: Reconciliation of Adjusted EBITDA).
In Q1 2006, gross profit was $11.7 million, a sequential improvement from $8.8 million during Q4 2005, and compares to $15.9 million in Q1 2005. Operating income improved to $33,000 in Q1 2006 from an operating loss of $15.9 million in Q4 2005, and compares to operating income of $4.7 million in Q1 2005. The Company notes that cash losses from theft in the United Kingdom in Q1 2006 declined over 70% from Q1 2005, and over 60% sequentially from Q4 2005.
Net loss was $1.5 million, or $0.09 per diluted share in Q1 2006, which improved sequentially from a net loss of $13.7 million, or $0.82 per diluted share in Q4 2005, and compares to net income of $1.7 million, or $0.10 per diluted share in Q1 2005.
Interest expense of $2.3 million in Q1 2006 was down on a sequential basis and compared to Q1 2005, resulting primarily from the reduced principal amount of the Company’s debt due to payments made during 2005.
There was a weighted average of 16.9 million diluted shares outstanding in Q1 2006 compared to 14.4 million in Q1 2005.

SEGMENT HIGHLIGHTS
ATM

($ millions)	Q1 2006	Q1 2005	% Change	Q4 2005	% Change
Sales	43.8	48.1	(9%)	44.5	(2%)
Discounts	22.5	23.6	(5%)	25.9	(13%)
Net Sales	21.3	24.5	(13%)	18.6	15%
Gross Profit	9.7	12.8	(24%)	5.4	80%
Operating Income (loss)	2.2	5.8	(62%)	(12.9)	(117%)
Gross Margin (% net sales)	45.5%	52.2%	(13%)	29.0%	57%
Operating Margin (% net sales)	10.3%	23.7%	(57%)	(69.3%)	(115%)

ATM Sales Drivers:
Average monthly number of transacting ATMs	18,321	20,265	(10%)	19,262	(5%)
Total withdrawals (millions)	17.3	18.6	(7%)	18.3	(5%)
Withdrawal transactions per unit per month	315	306	3%	316	0%
Transaction based sales per transaction	$2.29	$2.35	(3%)	$2.26	1%
Transaction based sales per unit per month	$721	$719	0%	$714	1%
ATM sales and net sales in Q1 2006, on a sequential basis and compared to the prior year period, reflect a net decline in unit count, as attrition in the ACI ATM portfolio was only partially offset by organic growth in the legacy ATM estate. As a result, average transacting unit count and total cash withdrawals declined. Nonetheless, withdrawal transactions per unit per month increased 3% and transaction based sales per unit per month was flat on a year over year basis, reflecting continued transaction volume strength in the ATM estate.
ATM net sales increased 15% from Q4 2005, as discounts declined from 58% of sales in Q4 2005 to 51% of sales in Q1 2006. ATM gross profit and operating income improved compared to the fourth quarter of 2005 due to lower cost of sales, including vault cash and processing costs, and lower wage and benefit costs.

PHOTOCOPY

($ millions)	Q1 2006	Q1 2005	% Change	Q4 2005	% Change
Sales	9.2	10.7	(14%)	10.0	(8%)
Discounts	1.6	1.8	(11%)	1.8	(11%)
Net Sales	7.6	8.9	(15%)	8.2	(7%)
Gross Profit	2.0	3.1	(35%)	3.3	(39%)
Operating Income	(0.6)	0.5	(220%)	(0.5)	20%
Gross Margin (% net sales)	26.3%	34.8%	(24%)	40.2%	(35%)
Operating Margin (% net sales)	(7.9%)	5.6%	(241%)	(6.1%)	30%

Photocopy Sales Drivers:
Average monthly number of billed photocopiers	23,420	24,670	(5%)	23,798	(2%)
Total photocopies (millions)	96.0	129.5	(26%)	111.4	(14%)
Copies per unit per month	1,367	1,749	(22%)	1,591	(14%)
Sales per copy	$0.095	$0.083	14%	$0.090	6%
Sales per unit per month	$130	$145	(10%)	$143	(9%)
The Photocopy business experienced a decline in sales, net sales, gross profit and operating income from Q1 2005 to Q1 2006, primarily reflecting lower copy volumes per unit. The Company continued to implement price increases in the Photocopy business, which bolstered sales per copy by 14% from Q1 2005 and by 6% sequentially from Q4 2005.
In Q4 2005, the Photocopy business benefited from a $1.1 million settlement gain from a vendor relating to a design flaw in the North American photocopier equipment. Excluding this unusual gain, TRM’s photocopy business continued to stabilize in Q1 2006 as gross profit was sequentially flat, and operating loss improved to $600,000 from an adjusted loss of $1.6 million in Q4 2005.
Management expects to focus on expense controls in the Photocopy business through the remainder of 2006, as well as to continue photocopy price increases.
Balance Sheet
The Company’s current liabilities, which reflects vault cash obligations and the reclassification of total long term debt, was $188.7 million as of March 31, 2006. This compares to $193.9 million at December 31, 2005.
Update on Financing
The Company has entered into a Letter of Intent to refinance its debt. While there can be no assurance that the Company will be able to refinance its debt pursuant to that Letter of Intent, or secure a further forbearance from its lenders, the Company does expect to complete the refinancing of the debt prior to June 15, 2006 and anticipates that the interest rate under such a refinancing will not be significantly greater than what the Company is paying under the forbearance agreement.

Forward Looking Guidance
TRM Corporation is reiterating its forward looking guidance for 2006 of $220.0 million in revenue and $26.0-$30.0 million in adjusted EBITDA.
About TRM
TRM Corporation is a consumer services company that provides convenience ATM and photocopying services in high-traffic consumer environments. TRM’s ATM and copier customer base consists of over 31,200 retailers throughout the United States and over 41,700 units worldwide, including 6,100 units across the United Kingdom and over 4,300 units in Canada. TRM operates one of the largest multi-national ATM networks in the world, with over 18,300 locations deployed throughout the United States, Canada, Great Britain, Northern Ireland and Germany.
FORWARD LOOKING STATEMENTS
Statements made in this news release that are not historical facts are forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, such as consumer demand for our services; access to capital; maintaining satisfactory relationships with our banking partners; technological change; our ability to control costs and expenses; competition and our ability to successfully implement our planned growth. Additional information on these factors, which could affect our financial results, is included in our SEC filings. Finally, there may be other factors not mentioned above or included in our SEC filings that could cause actual results to differ materially from those contained in any forward-looking statement. Undue reliance should not be placed on any forward-looking statement, which reflects management’s analysis only as of the date of the statement. We assume no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by federal securities laws.
-Attachments 1, 2 and 3 follow-

Attachment 1
TRM CORPORATION
Consolidated Results of Operations
(in thousands, except per share data)
(unaudited)

	Three months ended
	3-31-06	3-31-05	12-31-05
Sales	$52,953	$58,812	$54,457
Less discounts	24,037	25,407	27,687

Net sales	28,916	33,405	26,770
Cost of sales	2,211	2,045	2,489
Cost of vault cash
Other	14,959	15,454	15,524

Gross profit	11,746	15,906	8,757
Selling, general and administrative expense	11,526	11,088	17,835
Abandoned acquisition costs	—	—	5,211
Asset retirements*	187	152	1,576

Operating income (loss)	33	4,666	(15,865)
Other (income) expense:
Interest	2,278	2,404	2,976
Other, net	(297)	(246)	709

Income (loss) from continuing operations before provision (benefit) for income taxes	(1,948)	2,508	(19,550)
Provision (benefit) for income taxes	(449)	857	(5,848)

Net income (loss)	$(1,499)	$1,651	$(13,702)

BASIC AND DILUTED PER SHARE INFORMATION:
Net income (loss)	$(1,499)	$1,651	$(13,702)
Preferred stock dividends	—	(147)	—
Income allocated to Series A preferred shareholders	—	(57)	—

Net income (loss) available to common shareholders	$(1,499)	$1,447	$(13,702)

Weighted average common shares outstanding	16,871	13,408	16,716
Weighted average common shares assuming dilution	16,871	14,384	16,716
Net income (loss) per share:
Basic	$(0.09)	$0.11	$(0.82)
Diluted	(0.09)	0.10	(0.82)

*Asset retirements for the three months ended March 31, 2005 have been reclassified from other (income) expense to conform with the 2006 presentation.

Attachment 2
TRM Corporation
Consolidated Balance Sheet
(in thousands)
(Unaudited)

	December 31,	March 31,
	2005	2006
Assets
Current assets:
Cash and cash equivalents	$9,708	$3,170
Accounts receivable, net	13,231	14,136
Income taxes receivable	211	298
Inventories	1,930	2,052
Prepaid expenses and other	3,610	4,194
Deferred tax asset	1,036	991
Restricted cash — TRM Inventory Funding Trust	74,962	78,450

Total current assets	104,688	103,291
Equipment, less accumulated depreciation	71,709	68,506
Deferred tax asset	1,631	1,794
Goodwill	118,875	118,692
Other intangible assets, less accumulated amortization	43,044	40,325
Other assets	1,835	1,861

Total assets	$341,782	$334,469

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$13,218	$12,799
Accrued expenses	14,788	8,108
Accrued expenses — TRM Inventory Funding Trust	152	154
Current portion of long-term debt	91,605	90,070
TRM Inventory Funding Trust note payable	73,269	76,799
Current portion of obligations under capital leases	828	765

Total current liabilities	193,860	188,695
Obligations under capital leases	686	505
Deferred tax liability	5,430	5,120
Other long-term liabilities	380	367

Total liabilities	200,356	194,687

Minority interest	1,500	1,500

Shareholders’ equity:
Common stock	131,545	131,630
Additional paid-in capital	63	63
Accumulated other comprehensive income	2,884	2,654
Retained earnings	5,434	3,935

Total shareholders’ equity	139,926	138,282

	$341,782	$334,469

Attachment 3
TRM Corporation
Reconciliation of Adjusted EBITDA
Q1 2006 vs. Q1 2005
(in millions — USD)

	Three months ended
	3-31-06	3-31-05	12-31-05
Net income (loss)	$(1.5)	$1.7	$(13.7)
Add:
Interest expense	2.3	2.4	3.0
Provision (benefit) for income taxes	(0.5)	0.9	(5.9)
Depreciation and amortization	5.0	4.9	4.7

EBITDA	5.3	9.9	(11.9)

Add:
eFunds transition costs	—	1.3	0.3
Acquisition related costs	—	—	5.2
Non-cash stock compensation	0.1	—	—

Adjusted EBITDA	5.4	11.2	(6.4)